CONSENT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors
Scientific Energy, Inc


         We have issued an audit report dated March 25, 2002 for the year ended December 31, 2001 and review reports dated May 14, 2002, August 12, 2002 and November 12, 2002 for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002, respectively, for Scientific Energy, Inc. included in the Registration Statement Form S-8.

         We consent to the use of these reports, as stated above in the Registration Statement. We also consent to the use of our name in the statement with respect to us appearing under the heading"Experts" in the Registration Statement.

Respectfully submitted,


/S/ Robison, Hill & Co.
Salt Lake City, Utah
December 12, 2002